--------------------------------------------------------------------------------

[NUCOR LOGO]                                               News Release

--------------------------------------------------------------------------------


                       NUCOR ACQUIRES AUBURN STEEL ASSETS


Charlotte, North Carolina, March 19, 2001 - - - Nucor Corporation announced that it has signed a definitive agreement with Auburn Steel Company, Inc. with respect to the purchase of substantially all of the assets of Auburn Steel's merchant steel bar facility in Auburn, New York for approximately $115,000,000.

     This facility began operations in 1974, and has the capacity to produce up to 400,000 tons of merchant bar quality steel shapes.

     The purchase is anticipated to close by April 1, after satisfactory resolution of regulatory approvals and due diligence.

     "Nucor has successfully operated merchant bar facilities for over thirty years. This acquisition gives us a merchant bar presence in the northeast and will be a good source of supply for our Vulcraft joist facility now under construction in Chemung, New York," said Dan DiMicco, Nucor's Chief Executive Officer. "This acquisition fits with our strategy of increasing our steel producing capability in markets where we have a history of good returns. We are impressed with the commitment to employees, their families and the community exhibited by the Auburn facility. We will be proud to have the Nucor Steel Auburn team as part of our Bar Mill Group."

     Nucor's Vulcraft facility in Chemung is scheduled to begin operations in the third quarter, and is located about 80 miles from Auburn. Nucor Steel Auburn, Inc. will be able to provide about 90% of the raw material requirements to Vulcraft of New York, Inc.

     Nucor is the largest recycler in the United States. Nucor and affiliates are manufacturers of steel products, with operating facilities in eight states. Products produced are: carbon and alloy steel - in bars, beams, sheet, and plate; steel joists and joist girders; steel deck; cold finished steel; steel fasteners; and metal building systems.
--------------------------------------------------------------------------------
  Nucor Executive Offices: 2100 Rexford Road, Charlotte, North Carolina 28211
       Phone 704-366-7000          Fax 704-362-4208         www.nucor.com
--------------------------------------------------------------------------------